Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Linda Flynn, (212) 235-2191
Linda.Flynn@tphs.com

Trinity Place Holdings and TF Cornerstone to Acquire Luxury Brooklyn Apartment Building

Williamsburg Residential Property Under Contract

NEW YORK, NY (December 3, 2019). Trinity Place Holdings, Inc. (NYSE: TPHS) announced today that a joint venture between TF Cornerstone and Trinity has signed a contract to acquire 250 North 10th Street (the “Property”), a market-leading 234-unit apartment building in Williamsburg, Brooklyn. The purchase, which is subject to customary closing conditions, is expected to close within the next 60 days and to be financed by a fixed-rate loan.

Located in North Williamsburg, Brooklyn, the Property is just four blocks from the Bedford Avenue L subway station and a short walk from the Metropolitan Avenue G subway station as well as the J, M, and Z trains at Marcy Avenue. It is located one block from The Berkley, a luxury multifamily property that TPHS purchased in 2016 in a joint venture with Pacolet Milliken. 250 North 10th Street was built by LCOR and CalSTRS in 2014 and has been institutionally owned and managed since stabilization in 2015. The Property is currently 96% leased.

With spectacular views of the Manhattan skyline, 250 North 10th Street is considered to be one of Williamsburg’s premier rental properties. Apartments feature top-of-the-line unit finishes including GE stainless steel appliances, caesarstone countertops, in-unit washers and dryers, individually zoned climate controls, floor to ceiling windows and oak hardwood floors. In addition, the Property offers a full amenity package including a concierge, a resident’s lounge with roof deck, a fitness center, a café lounge with complimentary coffee and an expansive terrace, tenant storage, parking, and sweeping views of the neighborhood and Manhattan. The Property has approximately eight years remaining on its 15-year 421a tax abatement. Although all apartments are market rate units, they are subject to New York City’s rent stabilization law during the remaining term of the 421a tax abatement.

“Trinity Place Holdings is excited to add 250 North 10th Street to our growing portfolio of well-located, new vintage, luxury housing in highly desirable growth neighborhoods in New York City,” stated Matthew Messinger, President and CEO of Trinity Place Holdings. “Williamsburg continues to fire on all cylinders as it evolves into a mature live-work community that is sought after for its high quality of life and myriad amenities,” he continued. “We have seen residential rents surge over the past year since the cancellation of the planned L train shutdown. Moreover, in the aftermath of recent changes to New York City rent regulations, interesting opportunities for long-term investors in assets like 250 North 10th Street continue to arise. We look forward to partnering and growing our relationship with the well-respected generational owner TF Cornerstone, who shares our long-term vision for New York City real estate.”

“250 North 10th Street aligns with TF Cornerstone’s strategy of owning best-in-class assets in premier New York City infill locations. Together with our developments in Downtown Brooklyn and Prospect Heights, this acquisition furthers bolsters TF Cornerstone’s commitment to growing our Brooklyn portfolio. Furthermore, we could not be more excited to be partnering with Trinity Place Holdings and look forward to a long and successful joint venture,” said Jeremy Shell, a Principal of TF Cornerstone.

Jones Lang LaSalle’s New York City-based capital markets team represented the seller in the transaction.

For additional details, see the Company’s Current Report on Form 8-K filed contemporaneously with this press release.

Website: 250n10.com

About TPHS

Trinity Place Holdings Inc. (the “Company”) is a real estate holding, investment and asset management company. The Company’s business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. Currently, the Company’s principal asset is a property located at 77 Greenwich Street (aka 28-42 Trinity Place) in Lower Manhattan, and one of Lower Manhattan’s premier development sites. The Company also owns two apartment buildings in Brooklyn, including one through a joint venture, and a retail box in Paramus, New Jersey. TPHS intellectual property includes rights related to the Filene's Basement trademarks. In addition, the Company also has approximately $245.4 million of Federal net operating losses. The Company’s shares are listed for trading on the NYSE MKT under the symbol TPHS. Certain of its current assets are the legacy of Syms Corp. and Filene’s Basement holdings as a result of those companies having emerged from Chapter 11 bankruptcy under a plan of reorganization in September 2012. More information on the Company can be found at www.trinityplaceholdings.com.

About TF Cornerstone

TF Cornerstone is a family-owned real estate firm focused on acquisition, development, construction and management of residential, commercial and retail properties. The company was founded by Tom and Fred Elghanayan, who are two of the three founders of Rockrose Development Corp. During the company’s 50 years in real estate, they have established their business as one of New York City’s largest owners and developers of residential and commercial properties, currently encompassing over 8,000 residential apartments, 2.5M square feet of commercial office space in NYC and Washington DC, with another 4,000 apartments in the development pipeline.